Exhibit 99.1

AMENDMENT NO. 1 TO THE COOPERATION AGREEMENT

This Amendment No. 1 to the Cooperation Agreement (“Amendment No. 1”) is entered into as of November 10, 2022, by and among Six Flags Entertainment Corporation (the “Company”) and the persons and entities set forth on Schedule A to the Agreement (as defined below) (the “H Partners Group,” and, for clarity and as applicable, including each member thereof acting individually).

RECITALS

WHEREAS, the Company and the H Partners Group entered into that Cooperation Agreement, dated January 30, 2020 (the “Agreement”), and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement; and

WHEREAS, the Company and the H Partners Group have determined to amend the Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendment. The Agreement is hereby amended to replace the reference to “14.9%” in Section 2(a)(i) of the Agreement with a reference to “19.9%”.

Section 2. Ratification of Agreement. Except as set forth herein, the Agreement shall remain unmodified and in full force and effect.

Section 3. Successors. This Amendment shall be binding on and inure to the benefit of each party and its successors.

Section 4. Governing Law; Jurisdiction; Jury Waiver. This Amendment shall be interpreted, governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5. Counterparts; Electronic Transmission. This Amendment may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Aimee Williams-Ramey
	Name:	Aimee Williams-Ramey
	Title:	Chief Legal Officer

[Signature Page to Amendment No. 1 to the Cooperation Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

H PARTNERS MANAGEMENT, LLC

By:	/s/ Rehan Jaffer
	Name:	Rehan Jaffer
	Title:	Managing Member

H PARTNERS, LP

By:	/s/ Rehan Jaffer
	Name:	H Partners Capital, LLC, its General Partner
	Title:	Rehan Jaffer, as Managing Member

H PARTNERS CAPITAL, LLC

By:	/s/ Rehan Jaffer
	Name:	Rehan Jaffer
	Title:	Managing Member

H OFFSHORE FUND LTD.

By:	/s/ Rehan Jaffer
	Name:	H Partners Management, LLC, its Investment Manager
	Title:	Rehan Jaffer, as Managing Member

By:	/s/ Rehan Jaffer
Rehan Jaffer

By:	/s/ Arik Ruchim
Arik Ruchim

[Signature Page to Amendment No. 1 to the Cooperation Agreement]